Contact Michael Pawelek, Chairman and CEO: 210-545-5994

South Texas Oil Company Adds to Senior Management:
Appoints Ted Wicks as EVP Corporate Development

SAN ANTONIO - October 3, 2008 (PR Newswire) - South Texas Oil Company (Nasdaq: STXX) today announced that it has named Ted Wicks as Executive Vice President of Corporate Development, effective October 2, 2008. In the newly created position, Mr. Wicks will be responsible for directing corporate strategy, corporate finance and other strategic transactions including mergers, acquisitions and capital markets responsibilities.

Mr. Wicks brings to South Texas over 15 years of energy-focused investment banking, accounting and finance experience.  Since 2007, Mr. Wicks was a Managing Director with Petro Capital Securities, LLC (PCS), a Dallas-based energy investment bank. His responsibilities at PCS included client coverage and leading the structuring and execution of a wide variety of mergers and acquisitions, strategic advisory and capital markets transactions for clients in the midstream, exploration and production and oilfield services segments of the energy industry.  Prior to that, he held similar positions at commercial and investment banks serving the industry.

Mr. Wicks earned his Masters of Business Administration in Finance and Bachelor of Arts with Accounting and Finance concentrations from the University of St. Thomas in St. Paul, Minn.

Management Comments
“Ted’s skill set complements a strong technical and operations team already in place,” said Mike Pawelek, Chairman and CEO. “His industry and Wall Street contacts, financial acumen, expertise in mergers and acquisitions and transaction experience will help accelerate our growth initiative. We are pleased to welcome Ted to South Texas Oil.”

About South Texas Oil Company
San Antonio-based South Texas Oil Company (Nasdaq: STXX) is an independent oil and natural gas exploration and production company with operations in South Texas, the Gulf Coast and in Colorado.  The Company has approximately 27,000 net acres and a high-working-interest inventory of drillable locations within its operating areas.

Forward-looking Statements
Certain statements made in this press release contain forward-looking statements that involve a number of risks and uncertainties. This forward-looking information is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs and economic recoverability. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, operations involve numerous risks and uncertainties, many of which are beyond South Texas Oil's control, which could result in expectations not being realized or otherwise materially affect the financial condition, results of operation and cash flows. Additional information regarding these and other risks are contained in South Texas Oil's filings with the Securities and Exchange Commission.